Exhibit 10.29

FOURTH AMENDMENT TO LOAN AND SECURITY AGREEMENT

THIS FOURTH AMENDMENT TO LOAN AND SECURITY AGREEMENT (this “Amendment”), dated as of March 25, 2009, is made by and among GLOBAL STRATEGIES GROUP (NORTH AMERICA) INC., a Maryland corporation, formerly known as SFA, INC. (the “Company”) and THE ANALYSIS CORP., a Delaware corporation (“TAC,” and together with the Company, collectively, the “Borrowers,” and individually, a “Borrower”) SUNTRUST BANK, as a Lender (the “Lender”), and SUNTRUST BANK, in its capacity as Administrative Agent for the Lenders (in such capacity, the “Administrative Agent”)

RECITALS

The Borrowers, the Lender, the Administrative Agent and SunTrust Robinson Humphrey, Inc. (successor to SunTrust Capital Markets, Inc.), as Lead Arranger and Book Manager (the “Arranger”), are parties to the Loan and Security Agreement, dated as of February 9, 2007, as amended by that certain First Amendment to Loan and Security Agreement, dated as of October 3, 2007, that certain Second Amendment to Loan and Security Agreement, dated as of May 23, 2008, and that certain Third Amendment to Loan and Security Agreement, dated as of July 22, 2008 (as further amended, modified or supplemented from time to time, the “Loan Agreement”). Capitalized terms defined in the Loan Agreement and undefined herein shall have the same defined meanings when such terms are used in this Amendment.

The Borrowers have requested that the Lender and the Administrative Agent amend certain provisions of the Loan Agreement. The Lender and the Administrative Agent have agreed to do so, subject to the other terms and conditions of this Amendment.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the parties hereto hereby agree as follows:

AGREEMENT

1. Incorporation of Recitals. The Recitals hereto are incorporated herein by reference to the same extent and with the same effect as if fully set forth herein.

2. Amendments to Loan Agreement. Subject to the satisfaction of the conditions set forth in Section 3 below, the Loan Agreement is hereby amended as follows:

(a) The following definitions are hereby added to Section 1.1 of the Loan Agreement, in the appropriate alphabetical order:

(i) “Aggregate Revolving Credit Exposure” means, with respect to any Revolving Credit Lender at any time, an amount equal to (a) until the Closing Date, the aggregate amount of such Lender’s Revolving Commitments at such time and (b) thereafter, the sum of (i) the aggregate then unpaid principal amount of such Revolving Credit Lender’s Revolving Loans, and (ii) the amount of such Revolving Credit Lender’s Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Revolving Credit Lender’s Revolving Credit Exposure then outstanding.

(ii) “Maximum Amount” means the sum of the Aggregate Revolving Commitment Amount and the original aggregate amount of the Overline Commitments (which is $3,000,000).

(iii) “Overline Commitment” means as to any Lender, the obligation of such Lender, if any, to make an Overline Loan to the Borrowers hereunder in a principal amount not to exceed the amount set forth with respect to such Lender on the signature pages to this Agreement or an amendment thereto. The original aggregate amount of the Overline Commitments is $3,000,000.

(iv) “Overline Lender” means each Lender that has an Overline Commitment or is the holder of an Overline Loan.

(v)	“Overline Loan” has the meaning assigned to such term in Section 2.2A.

(vi) “Overline Note” means a promissory note payable to the order of a requesting Overline Lender, in form and substance acceptable to the Administrative Agent and the requesting Overline Lender, in the principal amount of such Overline Lender’s Overline Commitment, and evidencing the joint and several obligations of the Borrowers to repay the Overline Loans made by such Overline Lender, together with interest thereon, and all extensions, renewals, modifications and amendments of such note, made in accordance with the terms hereof.

(vii) “Overline Percentage” means as to any Overline Lender at any time, the percentage which such Lender’s Overline Commitment then constitutes of the aggregate Overline Commitments (or, at any time after the date of the funding of the Overline Loans, the percentage which the aggregate principal amount of such Lender’s Overline Loans then outstanding constitutes of the aggregate principal amount of all Overline Loans then outstanding).

(viii) “Required Revolving Credit Lenders” means, at any time, Revolving Credit Lenders holding more than 50% of the Aggregate Revolving Credit Exposure of all Revolving Credit Lenders.

(b) The following definitions contained in Section 1.1 of the Loan Agreement are hereby amended to read in their entireties as follows:

(i) “Aggregate Exposure” means, with respect to any Lender at any time, an amount equal to (a) until the Closing Date, the aggregate amount of such Lender’s Commitments at such time and (b) thereafter, the sum of (i) the aggregate then unpaid principal amount of such Lender’s Term Loans, (ii) the aggregate then unpaid amount of such Lender’s Overline Loans, and (iii) the amount of such Lender’s Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender’s Revolving Credit Exposure then outstanding.

(ii) “Applicable Margin” and “Applicable Unused Fee Percentage” shall mean the applicable percentage for the Applicable Margin and the Applicable Unused Fee Percentage corresponding to the applicable Funded Debt Ratio set forth below, as calculated by the Administrative Agent based on the Company’s financial statements prepared in accordance with the provisions of Section 5.8 and delivered to the Administrative Agent. The Applicable Margin as of the Overline Closing Date, shall be 1.80% with respect to the Revolving Loans, 2.20% with respect to the Overline Loans and 2.00% with respect to the Term Loans. The Applicable Unused Fee

Percentage as of the Overline Closing Date, shall be 0.125%. The Applicable Margin will be adjusted on a quarterly basis in accordance with the table set forth below:

Funded Debt Ratio	Applicable Margin for Revolving Loans	Applicable Margin for Term Loans	Applicable Margin for Overline Loans	Applicable Unused Fee Percentage
Less than 1.25 to 1.	1.60%	1.80%	2.00%	0.10%
Greater than or equal to 1.25 to 1, and less than 1.75 to 1.	1.80%	2.00%	2.20%	0.125%
Greater than or equal to 1.75 to 1, and less than 2.25 to 1.	2.00%	2.20%	2.40%	0.15%
Greater than or equal to 2.25 to 1, and less than 2.75 to 1.	2.20%	2.40%	2.60%	0.175%
Greater than or equal to 2.75 to 1, and less than 3.25 to 1.	2.40%	2.60%	2.80%	0.20%
Greater than or equal to 3.25 to 1	2.60%	2.80%	3.00%	0.25%

The Applicable Margin and the Applicable Unused Fee Percentage will be adjusted to the percentage corresponding to the applicable Funded Debt Ratio in effect as of the last day of each fiscal quarter of the Company. The adjustment will become effective as of the first day of the calendar month next succeeding delivery to the Administrative Agent of the Company’s financial statements and Covenant Compliance Certificate for the last month of each fiscal quarter pursuant to Section 5.8. No decrease in the Applicable Margin or the Applicable Unused Fee Percentage shall become effective if, at such time, any Event of Default has occurred and is continuing. If the Company’s financial statements are not delivered to the Administrative Agent within the specified time periods, the Applicable Margin and the Applicable Unused Fee Percentage may be increased, at the option of the Administrative Agent, or upon written notice from the Required Lenders to the Administrative Agent and the Company, to the highest applicable percentage from the date on which the statements were due through the date on which such statements are delivered to the Administrative Agent. In the event that any Financial statement or Covenant Compliance Certificate delivered pursuant to Section 5.9 is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin or Applicable Unused Fee Percentage for any period (an “Applicable Period”) than the Applicable Margin or Applicable Unused Fee Percentage applied for such Applicable Period, then (i) the Borrowers shall immediately deliver to the Administrative Agent a correct Covenant Compliance Certificate for such Applicable Period, (ii) the Applicable Margin and the Applicable Unused Fee Percentage shall be as if the higher applicable percentage were applicable for such Applicable Period, and (iii) the Borrowers shall immediately pay to the

Administrative Agent the accrued additional interest and fee owing as a result of such increased Applicable Margin and Applicable Unused Fee Percentage for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with Section 2.25. The foregoing shall not limit the rights of the Administrative Agent and the Lenders with respect to Sections 2.12(b) or Section 9.

(iii) “Base Rate” shall mean the higher of (i) the Prime Rate, (ii) the Federal Funds Rate, as in effect from time to time, plus one-half of one percent (0.50%) or (iii) the one-month LIBOR, which rate shall be determined on a daily basis.

(iv) “Borrowing Base Obligations” means, at any time, the outstanding Revolving Credit Exposure and the aggregate principal amount of all Overline Loans then outstanding.

(v) “Facility” means each of (a) the Term Loan Commitments and the Term Loans made hereunder, (b) the Revolving Commitments and the extensions of credit made hereunder and (c) the Overline Commitment and the Overline Loans made hereunder.

(vi) “Minimum Compliance Level” means, as of December 31, 2008, $41,637,761, adjusted upwards, as of December 31, 2008, and as of the end of each fiscal year thereafter, by an amount equal to 50% of the Net Income of the Company and its Subsidiaries for such year, with each such adjustment being cumulative and with no deduction for negative Net Income.

(vii) “Notice of Borrowing” means a written notice (or telephonic notice promptly confirmed in writing) constituting a request for a Revolving Loan Borrowing, a Swingline Loan, an Overline Borrowing or the Term Loans, containing the specific requirements of Sections 2.3, 2.5, 2.7 or 2.9, as the case may be.

(c) The definitions of “Class,” “Commitments,” “Loan Documents,” “Loans,” “Notes” and “Obligations” contained in Section 1.1 of the Loan Agreement shall be deemed to include a reference to the Overline Notes, the Overline Loans and the Overline Commitments, as applicable.

(d)	Section 2.1 of the Loan Agreement is hereby amended to read in its entirety as follows:

2.1 Loans and Letters of Credit. Subject to the terms and conditions of this Agreement, (a) the Revolving Credit Lenders hereby establish in favor of the Borrowers a revolving credit facility pursuant to which the Revolving Credit Lenders severally agree (to the extent of each Revolving Credit Lender’s Revolving Credit Percentage up to such Revolving Credit Lender’s Revolving Commitment) to make Revolving Loans to the Borrowers in accordance with Section 2.2;

(b) the issuing Bank agrees to issue Letters of Credit for the account of the Borrowers in accordance with Section 2.6; (c) the Swingline Lender agrees to make Swingline Loans in accordance with Section 2.4; (d) each Revolving Credit Lender severally agrees to purchase a participation interest in the Letters of Credit and the Swingline Loans pursuant to the terms and conditions hereof; provided, that in no event shall the Aggregate Revolving Credit Exposure exceed at any time the Aggregate Revolving Commitments from time to time in effect; (e) each Overline Lender severally agrees to make an Overline Loan to the Borrowers in a principal amount not exceeding such Overline Lender’s Overline Commitment on March 25, 2009 (the “Overline Closing Date”); and (f) each Term Loan Lender severally agrees to make a Term Loan to the Borrowers in a principal amount not exceeding such Term Loan Lender’s Term Loan Commitment on the Closing Date.

(e) Section 2.2A is hereby added to the Loan Agreement between Sections 2.2 and 2.3, to read in its entirety as follows.

2.2A Overline Loans; Overline Commitments. Subject to the terms and conditions set forth herein, each Overline Lender severally agrees to make an overline loan (each, an “Overline Loan”) to the Borrowers on the Overline Closing Date, in a principal amount not to exceed the Overline Commitment of such Overline Lender; provided, that after giving effect to the disbursement of the Overline Loans, the aggregate amount of the Borrowing Base Obligations outstanding shall not exceed the Borrowing Base; provided, further, that if for any reason the full amount of such Overline Lender’s Overline Commitment is not fully drawn on the Overline Closing Date, the undrawn portion thereof shall automatically be cancelled. The execution and delivery of the Second Amendment to Loan and Security Agreement, dated as of the Overline Closing Date, by the Borrowers and the satisfaction of all conditions precedent to the effectiveness of the disbursement of the Overline Loans shall be deemed to constitute the request of the Company and the other Borrowers to borrow the Overline Loans on the Overline Closing Date.

(f) Section 2.10(a) is hereby amended by adding the following as the second sentence thereof.

On the Overline Closing Date, each Overline Borrowing shall be an Index Rate Loan.

(g) Section 2.11 is hereby amended by adding clause (d) thereto, to read in its entirety as follows:

(d) The outstanding principal amount of all Overline Loans shall be due and payable (together with accrued and unpaid interest thereon) an the Commitment Termination Date.

(h) The first sentence of clause (2) of Section 2.12(a) is hereby amended to read as follows:

During such periods as such Loan is a Base Rate Loan, a rate per annum equal at all times to the Base Rate plus the Applicable Margin in effect from time to time.

(i) Clause (i) of Section 2.15(a) of the Loan Agreement shall be deemed to include a reference to the Overline Commitment of each Lender.

(j) Section 2.15(b) of the Loan Agreement shall be deemed to include a reference to an Overline Note for each requesting Lender.

(k) Section 2.21(a) is hereby amended by adding the following as a final sentence thereof:

The Overline Commitments shall terminate on the Overline Closing Date upon the making of the Overline Loans pursuant to the terms of this Agreement.

(l) The first sentence of Section 2.23(c) is hereby amended to read as follows:

Amounts to be applied in connection with prepayments made pursuant to Section 2.23(a) and Section 2.23(b) shall be applied first, to the prepayment of the Overline Loans, second, to the prepayment of the Term Loans, and last, to the prepayment of the Revolving Loans, but not the reduction of the Revolving Commitments.

(m) The first sentence of Section 2.23(d) is hereby amended to read in its entirety as follows:

To the extent that the aggregate amount of outstanding Borrowing Base Obligations exceeds the Borrowing Base at any time, and upon the Administrative Agent’s demand therefor, the Borrowers shall pay such excess amount by fast prepaying the Overline Loans, second, prepaying the Revolving Loans, third, prepaying amounts paid by the Issuing Bank under the Letters of Credit for which it has not been reimbursed by the Borrowers, and then providing cash collateral for the Letters of Credit, as specified below.

(n) Section 2.24 of the Loan Agreement is hereby amended to read in its entirety as follows:

2.24 Prepayment Premium. Each optional or mandatory prepayment in respect of the Loans (other than Overline Loans), including any prepayment upon the acceleration thereof upon the occurrence of an Event of Default, financed directly or indirectly with one or more credit facilities provided by any Person or Persons other than all of the Revolving Credit Lenders, Overline Lenders and Term Loan Lenders party to this Agreement at the time of such termination or prepayment, shall be accompanied by a prepayment premium equal to 0.20% of the sum of the original Aggregate Revolving Commitments plus the aggregate amount of Term Loans prepaid during the first year following the Closing Date and 0.10% of the sum of the original Aggregate Revolving Commitments plus the amount prepaid during the second and third years following the Closing Date. Any payment of Revolving Loans or Swingline Loans without a corresponding reduction in the Aggregate Revolving Commitments in the ordinary course of business and not financed by such other credit facilities shall not be subject to a prepayment premium.

(o) The first sentence of Section 2.25(a) of the Loan Agreement shall be deemed to include a reference to Overline Percentages.

(p) Section 2.25(c) is hereby amended to read in its entirety as follows:

(c)(i) Each payment (including each prepayment) by the Borrowers on account of principal of and interest on the Revolving Credit Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Credit Loans then held by the Revolving Credit Lenders. Each payment in respect of LC Disbursements in respect of any Letter of Credit shall be made to the issuing Bank that issued such Letters of Credit.

(ii) Each payment (including each prepayment) of the Overline Loans shall be allocated among the Overline Lenders holding such Overline Loans pro rata based on the principal amount of such Overline Loans held by such Overline Lenders. Amounts prepaid on account of the Overline Loans may not be reborrowed.

(q) Clause (ii) of Section 2.25(i) is hereby amended to read in its entirety as follows:

(ii) the Borrowers shall pay to the Administrative Agent an amount equal to Term Loan Prepayment Amount not accepted by the Accepting Lenders, and such amount shall be applied first, to the prepayment of the Overline Loans until paid in full, and next, to the prepayment of the Revolving Loans until paid in full, without any reduction in the Aggregate Revolving Commitments.

(r) The reference to “Revolving Credit Exposure” contained in clause (ii) of the final sentence of Section 3.3(a) of the Loan Agreement shall be deemed to be a reference to the sum of Revolving Credit Exposure and the aggregate principal amount of all Overline Loans then outstanding.

(s) Section 4.9 is hereby amended by adding the following as the second sentence thereof:

The Borrowers will use the proceeds of the Overline Loans to repay outstanding Revolving Loans or to finance working capital needs and (for other general corporate purposes.

(t) Section 9.1(a) of the Loan Agreement shall be deemed to include a reference to any Overline Note.

(u) The last sentence of Section 9.2(h) is hereby amended to read as follows:

The expenses of the Administrative Agent incurred in connection with such performance or compliance, together with interest thereon at the Base Rate plus (i) for so long as the Overline Loans remain outstanding, the Applicable Margin then in effect for Overline Loans, or (ii) if all outstanding Overline Loans shall have been fully repaid, the Applicable Margin then in effect for Term Loans, or (iii) if all of the Term Loans shall have been fully repaid, the Applicable Margin then in effect for Revolving Loans, plus 2%, from the date such expenses are paid until the same are repaid, shall be payable by the Borrowers to the Administrative Agent on demand and shall constitute Obligations.

(v) The reference in clause (x) of Section 11.2(b) to “Required Revolving Credit Facility Lenders” shall be deemed to be a reference to “Required Revolving Credit Lenders.”

(w) Except as specifically modified by this Amendment, the terms and provisions of the Loan Agreement are ratified and confirmed by the parties hereto and remain in full force and effect.

(x) Each of the Borrowers, the Administrative Agent and the Lender agrees that each reference in the Loan Documents to the Loan Agreement shall be deemed to be a reference to the Loan Agreement as amended hereby.

3. Conditions to Effectiveness of this Amendment. This Amendment shall be effective as of the date first above written, provided the Administrative Agent shall have received a counterpart of this Amendment and each Overline Note requested by the Overline Lenders, each duly executed by all of the Borrowers, and the following conditions are satisfied:

(a) Before and after giving effect to this Amendment, the representations and warranties of the Borrowers in the Loan Documents shall be true and correct as though made on the date hereof, except to the extent such representations and warranties by their terms are made as of a specific date and except for changes that are permitted by the terms of the Loan Documents.

(b) Before and after giving effect to this Amendment, no Default or Event of Default shall have occurred and be continuing.

(c) No material adverse change shall have occurred in the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Borrowers and their respective Subsidiaries taken as a whole or in the facts and information regarding such entities as represented to date.

(d) The Borrowers shall have paid to the Administrative Agent and the Arranger all reasonable, out-of-pocket costs and expenses incurred by the Administrative Agent and the Arranger in connection with this Amendment, including the reasonable, out-of-pocket costs and expenses of their counsel.

(e) The Borrowers shall pay to the Administrative Agent, for the account of the Overline Lenders, a nonrefundable overline commitment fee of $7,500.

4. Amendment Only; No Novation; Modification of Loan Documents. Each of the Borrowers acknowledges and agrees that this Amendment only amends the terms of the Loan Agreement and the other Loan Documents and does not constitute a novation, and each of the Borrowers ratifies and confirms the terms and provisions of, and its obligations under, the Loan Agreement and the other Loan Documents in all respects. Each of the Borrowers acknowledges and agrees that each reference in the Loan Documents to any particular Loan Document shall be deemed to be a reference to such Loan Document as amended by this Amendment. To the extent of a conflict between the terms of any Loan Document and the terms of this Amendment, the terns of this Amendment shall control.

5. No Further Amendments. Nothing in this Amendment or any prior amendment to the Loan Documents shall require the Administrative Agent or the Lender to grant any further amendments to the terms of the Loan Documents. Each of the Borrowers acknowledges and agrees that there are no defenses, counterclaims or setoffs against any of their respective obligations under the Loan Documents.

6. Representations and Warranties. Each Borrower represents and warrants that this Amendment has been duly authorized, executed and delivered by it in accordance with resolutions adopted by its board of directors. All other representations and warranties made by the Borrowers in the Loan Documents are incorporated by reference in this Amendment and are deemed to have been repeated as of the date of this Amendment with the same force and effect as if set forth in this Amendment, except that any representation or warranty relating to any financial statements shall be deemed to be applicable to the financial statements most recently delivered to the Administrative Agent in accordance with the provisions of the Loan Documents.

7. Confirmation of Lien. Each Borrower hereby acknowledges and agrees that the Collateral is and shall remain in all respects subject to the lien, charge and encumbrance of the Loan Agreement and the other Loan Documents and nothing herein contained, and nothing done pursuant hereto, shall adversely affect or be construed to adversely affect the lien, charge or encumbrance of or conveyance effected by the Loans or the priority thereof over other liens, charges, encumbrances or conveyances.

8. Fees and Expenses. The Borrowers jointly and severally agree to pay the overline commitment fee required as a condition precedent to the effectiveness of this Amendment pursuant to Section 3(e) hereof. The Borrowers hereby confirm their joint and several obligations under Section 11.3(a) of the Loan Agreement to pay all reasonable, out-of-pocket costs and expenses of the Administrative Agent and the Arranger in connection with this Amendment, including the reasonable, out-of-pocket costs and expenses of counsel to the Administrative Agent and the Arranger.

9. Counterparts. This Amendment may be executed by one or more of the parties to this Amendment on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

10. Severability. Any provision of this Amendment held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11. GOVERNING LAW. This Amendment shall be construed in accordance with and be governed by the law (without giving effect to the conflict of law principles thereof) of the State of New York. THIS AMENDMENT WILL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSES SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

12. Successors and Assigns. The provisions of this Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto caused this Amendment to be signed by their respective duly authorized representatives all as of the day and year first above written.

BORROWERS:

GLOBAL STRATEGIES GROUP (NORTH AMERICA) INC., a Maryland corporation, formerly known as SFA, INC.

By:	/s/ John Hillen
Name:	John Hillen
Title:	CEO

THE ANALYSIS CORP., a Delaware corporation

By:	/s/ Alex Drew
Name:	Alex Drew
Title:	President

ADMINISTRATIVE AGENT:

SUNTRUST BANK

By:	/s/ Lindsey Rheaume
Lindsey Rheaume
Senior Vice President

LENDERS:

SUNTRUST BANK, a Georgia banking corporation

By:	/s/ Lindsey Rheaume
Lindsey Rheaume Senior Vice President